Exhibit 99.1

Natural Alternatives International, Inc.

Announces 20% Increase in Second Quarter Net Income

Highlights

•	Second quarter fiscal 2007 net income of $554,000, an increase of $93,000, or 20%, from $461,000 in the same quarter last year.

•	Second quarter fiscal 2007 revenue of $24.0 million, an increase of $4.1 million, or 21%, from $19.9 million in the same quarter last year.

SAN MARCOS, CALIF, January 22, 2007 /PRNewswire/ — Natural Alternatives International, Inc. (“NAI”) (Nasdaq-GM: NAII), a leading formulator, manufacturer and marketer of customized nutritional supplements, today announced revenue of $24.0 million and net income of $554,000 or $0.08 per diluted share for the three months ended December 31, 2006.

Revenue of $24.0 million in the second quarter of fiscal 2007 represented an increase of $4.1 million from the same quarter last year. The increase was due to a $2.7 million, or 16%, increase in private label contract manufacturing sales and a $1.4 million increase in revenue from branded products sales resulting primarily from our acquisition of Real Health Laboratories, Inc.

Net income in the second quarter of fiscal 2007 improved to $554,000 or $0.08 per diluted share from $461,000 or $0.07 per diluted share in the comparable quarter last year. Income from operations in the second quarter of fiscal 2007 improved to $965,000 from $843,000 in the comparable quarter last year.

Cash flows from operating activities for the six months ended December 31, 2006 were $9.6 million. As of December 31, 2006, NAI had cash and working capital of $3.2 million and $14.7 million, respectively, compared to $2.2 million and $13.2 million, respectively, as of June 30, 2006. As of December 31, 2006, we had $5.1 million available under our working capital line of credit.

President Randell Weaver stated, “We are pleased to see our investments in state-of-the-art certified facilities and Good Manufacturing Practices contribute to improvements in revenue and profitability. We have continued to diversify our sources of revenue by investing in marketing and distributing our branded nutritional supplements and other lifestyle products in direct-to-consumer marketing programs, the food, drug and mass market retail channel and our As We Change® catalog. We anticipate revenue in the third quarter of fiscal 2007 will exceed revenue from the third quarter of the prior year while maintaining profitability.”

CEO Mark LeDoux added, “During the second quarter Alvin McCurdy joined our executive team as Vice President of Operations. Mr. McCurdy brings a wealth of knowledge and experience in leading international manufacturing operations and creating a culture that focuses on execution and responsiveness to customers needs. Mr. McCurdy is already having a positive impact on our customer service levels and operational efficiencies.”

NAI, headquartered in San Marcos, California, is a leading formulator, manufacturer and marketer of nutritional supplements and provides strategic partnering services to its customers. Our comprehensive partnership approach offers a wide range of innovative nutritional products and services to our clients including: scientific research, clinical studies, proprietary ingredients, customer-specific nutritional product formulation, product testing and evaluation, marketing management and support, packaging and delivery system design, regulatory review and international product registration assistance. For more information about NAI, please see our website at www.nai-online.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that are not historical facts and information. These statements represent our intentions, expectations and beliefs concerning future events, including, among other things, our expectations and beliefs with respect to future financial and operating results, including the amount of our future revenue and profits, the impact on revenue and profitability of our investments in our facilities, our ability to continue to diversify our sources of revenue and the means by which we may be able to do so, any future positive impact on our customer service levels or operational efficiencies, and our ability to continue to implement our strategic plans, to expand and successfully market our brands, and to develop, maintain or increase sales to new and existing customers. We wish to caution readers these statements involve risks and uncertainties that could cause actual results and outcomes for future periods to differ materially from any forward-looking statement or views expressed herein. NAI’s financial performance and the forward-looking statements contained herein are further qualified by other risks including those set forth from time to time in the documents filed by us with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SOURCE – Natural Alternatives International, Inc.

CONTACT – John R. Reaves, Chief Financial Officer, Natural Alternatives International, Inc.,

760-736-7700 or investor@nai-online.com.

NATURAL ALTERNATIVES INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31, 2006	June 30, 2006
ASSETS
Cash and cash equivalents	$3,212	$2,157
Accounts receivable, net	4,689	12,839
Inventories, net	17,521	17,054
Deferred income taxes	1,251	1,059
Other current assets	1,828	1,916

Total current assets	28,501	35,025
Property and equipment, net	15,627	15,943
Goodwill and purchased intangibles, net	11,466	11,303
Other assets	168	182

Total Assets	$55,762	$62,453

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$13,770	$21,853
Long-term debt, less current installments	3,723	4,596
Deferred income taxes	1,260	1,260
Deferred rent	1,248	1,262
Long-term pension liability	220	191

Total Liabilities	20,221	29,162

Stockholders’ Equity	35,541	33,291

Total Liabilities and Stockholders’ Equity	$55,762	$62,453

NATURAL ALTERNATIVES INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2006	2005	2006	2005
NET SALES	$24,049	$19,945	$49,210	$41,845
Cost of goods sold	18,347	15,755	37,993	33,599

Gross profit	5,702	4,190	11,217	8,246
Selling, general & administrative expenses	4,737	3,347	9,420	6,725

INCOME FROM OPERATIONS	965	843	1,797	1,521
Other expense, net	119	93	349	120

INCOME BEFORE INCOME TAXES	846	750	1,448	1,401
Provision for income taxes	292	289	507	528

NET INCOME	$554	$461	$941	$873

NET INCOME PER COMMON SHARE:
Basic	$0.08	$0.07	$0.14	$0.14

Diluted	$0.08	$0.07	$0.13	$0.13

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	6,840,314	6,185,816	6,780,240	6,099,603

Diluted	7,184,910	6,485,091	7,189,213	6,477,097